Exhibit 99.1

Contact:	Peter W. Keegan Chief Financial Officer (212) 521-2950 Darren Daugherty Investor Relations (212) 521-2788 Candace Leeds Public Affairs (212) 521-2416

LOEWS CORPORATION REPORTS
NET INCOME FOR THE FIRST QUARTER OF 2011

NEW YORK, May 2, 2011—Loews Corporation (NYSE:L) today reported net income for the 2011 first quarter of $382 million, or $0.92 per share, compared to $420 million, or $0.99 per share, in the 2010 first quarter. Income before investment gains for the 2011 first quarter was $370 million compared to $409 million in the 2010 first quarter.

Book value per share increased to $45.54 at March 31, 2011 compared to $44.51 at December 31, 2010.

Net income and earnings per share information attributable to Loews Corporation is summarized in the table below:

Three Months Ended March 31
(In millions, except per share data)	2011	2010

Net income attributable to Loews Corporation:
Income before net investment gains	$370	$409
Net investment gains	12	11
Net income attributable to Loews Corporation	$382	$420

Net income per share	$0.92	$0.99
Book value per share at:
March 31, 2011	$45.54
December 31, 2010	$44.51

Net income in 2011 includes lower earnings at Diamond Offshore Drilling, Inc. reflecting reduced dayrates and utilization and slightly lower earnings at CNA Financial Corporation.

On April 15, 2011, the Company repaid at maturity the entire $175 million principal amount of its 8.9% debentures.

SHARE REPURCHASES

At March 31, 2011, there were 410.3 million shares of Loews common stock outstanding. During the three months ended March 31, 2011, the Company purchased 4.4 million shares of its common stock at an aggregate cost of $187 million. From April 1, 2011 through April 28, 2011, the Company acquired an additional 1.9 million shares of its common stock at an aggregate cost of $82 million. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

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CONFERENCE CALLS

A conference call to discuss the first quarter results of Loews Corporation has been scheduled for 11:00 a.m. EDT, Monday, May 2, 2011. A live webcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 57775348. An online replay will also be available on the Loews Corporation’s website following the call.

A conference call to discuss the first quarter results of CNA has been scheduled for 10:00 a.m. EDT, Monday, May 2, 2011. A live webcast will be available at http://investor.cna.com. Those interested in participating in the question and answer session should dial (888) 401-4685, or for international callers, (719) 325-2161. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the first quarter results of Boardwalk Pipeline has been scheduled for 9:00 a.m. EDT, Monday, May 2, 2011. A live webcast will be available at www.bwpmlp.com. Those interested in participating in the question and answer session should dial (866) 700-6067 or for international callers, (617) 213-8834. The conference ID number is 86759339. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the first quarter results of Diamond Offshore was held on Thursday, April 21, 2011. An online replay is available on Diamond Offshore’s website (www.diamondoffshore.com).

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ABOUT LOEWS CORPORATION

Loews Corporation, a holding company, is one of the largest diversified corporations in the United States. Its principal subsidiaries are CNA Financial Corporation (NYSE: CNA), a 90% owned subsidiary; Diamond Offshore Drilling, Inc. (NYSE: DO), a 50.4% owned subsidiary; HighMount Exploration & Production LLC, a wholly owned subsidiary; Boardwalk Pipeline Partners, LP (NYSE: BWP), a 66% owned subsidiary; and Loews Hotels, a wholly owned subsidiary.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Financial Review

Three Months Ended March 31,
2011	2010
(In millions, except per share data)

Revenues:
Insurance premiums	$1,615	$1,615
Net investment income	661	617
Investment gains	23	21
Contract drilling revenues	789	844
Other	580	616
Total	3,668	3,713

Expenses:
Insurance claims & policyholders’ benefits	1,364	1,308
Contract drilling expenses	362	305
Other	1,181	1,204
Total	2,907	2,817

Income before income tax	761	896
Income tax expense	(196)	(273)

Net income	565	623
Amounts attributable to noncontrolling interests	(183)	(203)
Net income attributable to Loews Corporation	$382	$420

Diluted income per share attributable to Loews Corporation	$0.92	$0.99

Weighted diluted number of shares	413.83	423.64

Loews Corporation and Subsidiaries
Additional Financial Information

Three Months Ended March 31,
2011	2010
(In millions)

Revenues:
CNA Financial	$2,302	$2,281
Diamond Offshore	809	862
HighMount	104	148
Boardwalk Pipeline	311	301
Loews Hotels	80	75
Investment income and other	39	25
	3,645	3,692

Investment gains (losses):
CNA Financial	22	34
Corporate and other	1	(13)
	23	21
Total	$3,668	$3,713

Income (Loss) Before Income Tax:
CNA Financial	$314	$326
Diamond Offshore	296	405
HighMount	29	57
Boardwalk Pipeline	82	88
Loews Hotels	3	(1)
Investment income, net	41	26
Other (a)	(27)	(26)
	738	875

Investment gains (losses):
CNA Financial	22	34
Corporate and other	1	(13)
	23	21
Total	$761	$896

Net Income (Loss) Attributable to Loews Corporation:
CNA Financial	$190	$206
Diamond Offshore	117	136
HighMount	19	32
Boardwalk Pipeline (b)	33	38
Loews Hotels	2	(1)
Investment income, net	27	17
Other (a)	(18)	(19)
	370	409

Investment gains (losses):
CNA Financial	12	19
Corporate and other		(8)
	12	11
Net income attributable to Loews Corporation	$382	$420

(a)	Consists primarily of corporate interest expense and other unallocated expenses.
(b)	Represents a 65.9% and 69.1% ownership interest in Boardwalk Pipeline for the respective periods.